Exhibit 99

Stephen Blum – Investor Relations (480) 754-5040

Tom Herrmann – Corporate Communications (480) 754-2202

The Dial Corporation’s CEO, CFO to Present

At Bank of America Securities

4th Annual Q&A Consumer Conference

Company Comfortable with First Quarter Guidance

Scottsdale, Ariz. – March 25, 2003 – The Dial Corporation’s (NYSE: DL) Chairman, President and CEO, Herbert M. Baum, and Executive Vice President and CFO, Conrad A. Conrad, will present to investors at the Bank of America Securities 4th Annual Q&A Consumer Conference on Wednesday, April 2, 2003, in New York. They will speak at 8:50 a.m. EST.

     A live audio web cast of the presentation is open to the general public and is available by accessing http://investor.info.dialcorp.com. A replay of the web cast will be available through the same link through April 9, 2003.

     “With most of the first quarter completed, we remain comfortable with the Company’s guidance for earnings per share of $0.28 for the first quarter,” Mr. Baum said.

(more)

     The Dial Corporation, headquartered in Scottsdale, Ariz., is one of America’s leading manufacturers of consumer products, including Dial soaps, Purex laundry detergents, Renuzit air fresheners and Armour Star canned meats. Dial products have been in the marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company’s Web site at www.dialcorp.com.

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